Exhibit 5.1

December 6, 2012

People’s United Financial, Inc.

850 Main Street

Bridgeport, Connecticut 06604

Ladies and Gentlemen:

We have acted as counsel to People’s United Financial, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-184753) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, and the issuance by the Company of $500,000,000 aggregate principal amount of 3.65% Senior Notes due 2022 (the “Securities”) pursuant to the Underwriting Agreement dated December 3, 2012 (the “Underwriting Agreement”), between the Company and the several underwriters named therein. The Securities are being issued under the Indenture dated as of December 6, 2012 (the “Indenture”), between the Company and The Bank of New York Mellon, as trustee (the “Trustee”).

We have examined the Registration Statement; the Indenture, the form of which has been filed with the Commission as an exhibit to the Company’s Registration Statement filed on November 5, 2012; duplicates of the global notes representing the Securities; and the Underwriting Agreement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Securities have been duly authorized, executed and issued by the Company and, assuming due authentication thereof by the Trustee and upon payment and delivery in accordance with the Underwriting Agreement, the Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion set forth above is subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We do not express any opinion herein concerning any law other than the law of the State of New York and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Company’s Current Report on Form 8-K dated December 6, 2012 and to the use of our name under the caption “Validity of notes” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP

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